Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of Pain Therapeutics, Inc. for the registration of common stock, preferred stock, depository shares, warrants, and debt securities and to the incorporation by reference therein of our reports dated March 7,  2017 with respect to the consolidated financial statements of Pain Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Pain Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Austin, Texas

April 14, 2017